POWER OF ATTORNEY

Joseph A Montanaro, whose signature appears below, does hereby constitute and appoint John W. Stewart, an officer of Builders Fixed Income Fund, Inc. (hereafter the “Fund”), with power of substitution or resubstitution, his true and lawful attorney in fact and agent (an “Attorney-in-Fact”) with the power and authority to do any and all acts and things and to execute any and all instruments which said Attorney-in-Fact may deem necessary or advisable in furtherance of the business and affairs of the Fund and relating to compliance by the Fund with the Investment Company Act of 1940, as amended, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (hereafter “Acts”), and any rules, regulations or requirements of the Securities and Exchange Commission (hereafter “SEC”) in respect thereof, filing by the Fund of any and all Registration Statements on Form N-14 or Form N-1A pursuant to the Acts and any amendments thereto, including applications for exemptive order rulings (together “SEC filings”), signing in the name and on behalf of the undersigned as a Director of the Fund any and all such SEC filings, and the undersigned does hereby ratify and confirm all that said Attorney-in-Fact shall do or cause to be done by virtue thereof.

By signing this Power of Attorney, I hereby revoke and rescind any earlier Power of Attorney signed by me in connection with my role as a Director of the Fund.  This Power of Attorney shall be revocable at any time by a writing signed by the undersigned and shall terminate automatically with respect to the Attorney-in-Fact named above if such Attorney-in-Fact ceases to be an officer of the Fund and with respect to the Attorney-in-Fact named above if the undersigned ceases to be a Director of the Fund.

Effective Date:
April 28, 2008

/s/Joseph A. Montanaro
Joseph A. Montanaro